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Exhibit 10.2

[ADELPHIA LOGO]

DATE

Executive Name

Dear Nickname,

        We are pleased to confirm your eligibility and participation in the Performance Retention Plan (PRP) as part of your executive compensation package. Congratulations! This letter highlights the terms of your 2005 PRP grant.

        Under the Performance Retention Plan (PRP), you are awarded, in the form of a grant, an amount equal to xxx% of your salary at target. The 2005 grant is effective January 1, 2005, and is based upon your salary rate in effect at that time.

        Awards earned under this plan will be based on company EBITDAR and capital expense results and have the potential to be earned at a value above or below the target grant value. After a one-year waiting period, this grant will vest on a monthly basis in 36 equal installments. Upon emergence from bankruptcy, the vested portion of this PRP award or a 25% minimum amount will be paid in cash. Any unvested portion or the balance will be payable in the form of restricted common equity or units of the reorganized company. The restricted stock or units will vest 50% on the first anniversary of the reorganization and 50% on the second anniversary of the reorganization. Please refer to the PRP plan document previously furnished to you for additional information on the operation of the Plan. If you have questions please call Jerry Rybin on 303-268-6366.

        Should we emerge from bankruptcy as a stand-alone company, we contemplate having in place a new long-term incentive equity plan. Please be aware that, subject to timing of bankruptcy emergence, your 2005 PRP grant may be prorated in anticipation of the new plan.

        It is important that we continue a sharp focus on our operating strategy and deliver superior results. Thank you for your continued dedication and commitment to Adelphia Communications.

Sincerely,

Bill Schleyer	Ron Cooper
Chairman and CEO	President and COO

Attachment

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  Exhibit 10.2